AMERCO,
Issuer

to

U.S. BANK NATIONAL ASSOCIATION,
Trustee

_____________________

TWENTIETH SUPPLEMENTAL
INDENTURE

Dated as of
September 4, 2012

TO

U-HAUL INVESTORS CLUB INDENTURE

Dated as of
February 14, 2011

_____________________

FIXED RATE SECURED NOTES SERIES UIC-01B, 02B, 04B and 12B

THIS TWENTIETH SUPPLEMENTAL INDENTURE, dated as of September 4, 2012 (the “Supplemental Indenture”), is entered into between AMERCO, a corporation duly organized and existing under the laws of the State of Nevada (hereinafter called the “Company”), having its principal executive office located at 1325 Airmotive Way, Suite 100, Reno, Nevada 89502, and U.S. Bank National Association, a national banking association (hereinafter called the “Trustee”).

RECITALS

The Company and the Trustee entered into the U-Haul Investors Club Indenture, dated as of February 14, 2011 (the “Base Indenture”, and together with the Supplemental Indenture, the “Indenture”), to provide for the issuance by the Company from time to time of its debentures, notes or other evidences of indebtedness (hereinafter called the “Securities”), unlimited as to principal amount, to bear such rates of interest, to mature at such time or times, to be issued in one or more series.

The Company has duly authorized, and desires to cause to be established, a series of its notes to be known as its “Fixed Rate Secured Notes Series UIC-01B, 02B, 04B and 12B” (the “Notes”), the form and substance of and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and this Supplemental Indenture.

The Executive Finance Committee of the Board of Directors of the Company has duly authorized the issuance of the Notes and the other amendments to the Indenture provided for in this Supplemental Indenture, and has authorized the proper officers of the Company to execute any and all appropriate documents necessary or appropriate to effect each such issuance.

This Supplemental Indenture is being entered into pursuant to the provisions of Sections 301 and 901 of the Base Indenture.  All terms used in this Supplemental Indenture that are not otherwise defined herein will have the meanings assigned to such terms in the Base Indenture.

The Company has requested that the Trustee execute and deliver this Supplemental Indenture, and do all things necessary to make this Supplemental Indenture a valid agreement of the Company, in accordance with its terms.

NOW THEREFORE, in consideration of the premises and the purchase and acceptance of the Notes by the Holders thereof, and for the purpose of setting forth, as provided in the Indenture, the forms and terms of the Notes, the Company covenants and agrees, with the Trustee, as follows:

ARTICLE ONE

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 1.01 Designation.

The Notes, designated as the “Fixed Rate Secured Notes Series UIC-01B, 02B, 04B and 12B”, are hereby authorized and established as a series of Securities under the Indenture.

Section 1.02 Form and Denomination of Notes.

The Notes will be issued as Book-entry Securities.  Therefore, the Notes will not be certificated, and will be registered in the name of the Holders in book-entry form only with the Securities Registrar.  For the avoidance of doubt, the Notes will be issued without coupons, and all references to “Global Securities”, “Bearer Securities” and “Coupons” do not apply to the Notes and will be disregarded.

The Notes will be issued in denominations of $100 and integral multiples of $100 in excess thereof.

The Notes will be issued over a period of time and from time to time, in up to four separate sub-series, each with potential sub-series thereunder, with each such four sub-series bearing a unique interest rate and term as provided herein.  Prospective investors shall have the opportunity to select the sub-series of the Notes for which such prospective investor is subscribing. As sub-series of the Notes are issued, the Company shall so notify the Trustee.  Such notification shall set forth the following, with respect to each such sub-series so issued:  the issue date; the dollar-amount funded; the sub-series number; identification of the Collateral; the maturity date; and the aggregate principal amount of the Notes previously issued.

Section 1.03 Principal, Maturity and Interest; Payment Amortization Schedule.

With respect to each series of the Notes, the term and interest rate are as follows:

-	Series UIC-01B, 3.75%, 3-year term
-	Series UIC-02B, 3.0%, 2-year term
-	Series UIC-04B, 3.0%, 2-year term
        Series UIC-12B, 8.0%, 30-year term

The Notes shall have such other terms as are stated herein, in the form of definitive Notes or in the Indenture.

As notes are offered, prospective investors shall have the opportunity to select the series and sub-series of notes for which such prospective investor is subscribing.   The Notes are fully amortizing.  Payments of principal and interest on the Notes will be credited to each Holder’s U-Haul Investors Club account, in arrears every three months, throughout the term (each such date, a “Credit Date”).  With respect to notes issued under Series UIC-1B and UIC-2B, principal and interest payments shall be credited to each holder thereof commencing three months from the issue date of the applicable subseries.  With respect to notes issued under Series UIC-4B and UIC-12B, principal and interest payments shall be credited to each holder thereof commencing three months from the issue date of the first subseries of notes issued to any investor under such applicable series, and shall be based on the actual number of days the holder is invested in such notes during such quarter. Principal and interest will be credited to the U-Haul Investors Club accounts of the holders who own the notes as of each applicable record date. Interest on the Notes is calculated based upon the outstanding balance of principal of the Notes at the time interest is due.  The following schedules illustrate investments of $100 in each of the four series of the notes.

UIC-01B

Payment Number	U-Note Balance	Principal	Interest	Payout
1	$100.00	$11.25	$0.94	$12.19
2	$88.75	$11.25	$0.83	$12.08
3	$77.50	$11.25	$0.73	$11.98
4	$66.25	$11.25	$0.62	$11.87
5	$55.00	$8.25	$0.52	$8.77
6	$46.75	$8.25	$0.44	$8.69
7	$38.50	$8.25	$0.36	$8.61
8	$30.25	$8.25	$0.28	$8.53
9	$22.00	$5.50	$0.21	$5.71
10	$16.50	$5.50	$0.15	$5.65
11	$11.00	$5.50	$0.10	$5.60
12	$5.50	$5.50	$0.05	$5.55
Total		$100.00	$5.23	$105.23

UIC-02B

Payment Number	U-Note Balance	Principal	Interest	Payout
1	$100.00	$19.00	$0.75	$19.75
2	$81.00	$19.00	$0.61	$19.61
3	$62.00	$19.00	$0.47	$19.47
4	$43.00	$19.00	$0.32	$19.32
5	$24.00	$6.00	$0.18	$6.18
6	$18.00	$6.00	$0.14	$6.14
7	$12.00	$6.00	$0.09	$6.09
8	$6.00	$6.00	$0.05	$6.05
Total		$100.00	$2.61	$102.61

UIC-04B

Payment Number	U-Note Balance	Principal	Interest	Payout
1	$100.00	$12.18	$0.75	$12.93
2	$87.82	$12.26	$0.66	$12.92
3	$75.56	$12.36	$0.57	$12.93
4	$63.20	$12.46	$0.47	$12.93
5	$50.74	$12.54	$0.38	$12.92
6	$38.20	$12.63	$0.29	$12.92
7	$25.57	$12.74	$0.19	$12.93
8	$12.83	$12.83	$0.10	$12.93
Total		$100.00	$3.41	$103.41

UIC-12B

Payment Number	U-Note Balance	Principal	Interest	Payout
1	$100.00	$0.20	$2.00	$2.20
2	$99.80	$0.20	$2.00	$2.20
3	$99.60	$0.22	$1.99	$2.21
4	$99.38	$0.21	$1.99	$2.20
5	$99.17	$0.23	$1.98	$2.21
6	$98.94	$0.22	$1.98	$2.20
7	$98.72	$0.24	$1.97	$2.21
8	$98.48	$0.23	$1.97	$2.20
9	$98.25	$0.23	$1.97	$2.20
10	$98.02	$0.25	$1.96	$2.21
11	$97.77	$0.25	$1.96	$2.21
12	$97.52	$0.26	$1.95	$2.21
13	$97.26	$0.25	$1.95	$2.20
14	$97.01	$0.27	$1.94	$2.21
15	$96.74	$0.28	$1.93	$2.21
16	$96.46	$0.27	$1.93	$2.20
17	$96.19	$0.28	$1.92	$2.20
18	$95.91	$0.29	$1.92	$2.21
19	$95.62	$0.29	$1.91	$2.20
20	$95.33	$0.29	$1.91	$2.20
21	$95.04	$0.31	$1.90	$2.21
22	$94.73	$0.32	$1.89	$2.21
23	$94.41	$0.31	$1.89	$2.20
24	$94.10	$0.32	$1.88	$2.20
25	$93.78	$0.33	$1.88	$2.21
26	$93.45	$0.34	$1.87	$2.21
27	$93.11	$0.34	$1.86	$2.20
28	$92.77	$0.35	$1.86	$2.21
29	$92.42	$0.36	$1.85	$2.21
30	$92.06	$0.36	$1.84	$2.20
31	$91.70	$0.38	$1.83	$2.21
32	$91.32	$0.37	$1.83	$2.20
33	$90.95	$0.39	$1.82	$2.21
34	$90.56	$0.39	$1.81	$2.20
35	$90.17	$0.41	$1.80	$2.21
36	$89.76	$0.40	$1.80	$2.20
37	$89.36	$0.42	$1.79	$2.21
38	$88.94	$0.42	$1.78	$2.20
39	$88.52	$0.44	$1.77	$2.21
40	$88.08	$0.44	$1.76	$2.20
41	$87.64	$0.46	$1.75	$2.21
42	$87.18	$0.46	$1.74	$2.20
43	$86.72	$0.47	$1.73	$2.20
44	$86.25	$0.47	$1.73	$2.20
45	$85.78	$0.49	$1.72	$2.21
46	$85.29	$0.50	$1.71	$2.21
47	$84.79	$0.51	$1.70	$2.21
48	$84.28	$0.52	$1.69	$2.21
49	$83.76	$0.53	$1.68	$2.21
50	$83.23	$0.55	$1.66	$2.21
51	$82.68	$0.55	$1.65	$2.20
52	$82.13	$0.56	$1.64	$2.20

53	$81.57	$0.57	$1.63	$2.20
54	$81.00	$0.59	$1.62	$2.21
55	$80.41	$0.59	$1.61	$2.20
56	$79.82	$0.61	$1.60	$2.21
57	$79.21	$0.63	$1.58	$2.21
58	$78.58	$0.63	$1.57	$2.20
59	$77.95	$0.64	$1.56	$2.20
60	$77.31	$0.66	$1.55	$2.21
61	$76.65	$0.68	$1.53	$2.21
62	$75.97	$0.68	$1.52	$2.20
63	$75.29	$0.69	$1.51	$2.20
64	$74.60	$0.72	$1.49	$2.21
65	$73.88	$0.73	$1.48	$2.21
66	$73.15	$0.74	$1.46	$2.20
67	$72.41	$0.76	$1.45	$2.21
68	$71.65	$0.77	$1.43	$2.20
69	$70.88	$0.79	$1.42	$2.21
70	$70.09	$0.80	$1.40	$2.20
71	$69.29	$0.82	$1.39	$2.21
72	$68.47	$0.84	$1.37	$2.21
73	$67.63	$0.85	$1.35	$2.20
74	$66.78	$0.86	$1.34	$2.20
75	$65.92	$0.89	$1.32	$2.21
76	$65.03	$0.91	$1.30	$2.21
77	$64.12	$0.92	$1.28	$2.20
78	$63.20	$0.95	$1.26	$2.21
79	$62.25	$0.95	$1.25	$2.20
80	$61.30	$0.98	$1.23	$2.21
81	$60.32	$1.00	$1.21	$2.21
82	$59.32	$1.01	$1.19	$2.20
83	$58.31	$1.04	$1.17	$2.21
84	$57.27	$1.06	$1.15	$2.21
85	$56.21	$1.09	$1.12	$2.21
86	$55.12	$1.10	$1.10	$2.20
87	$54.02	$1.13	$1.08	$2.21
88	$52.89	$1.14	$1.06	$2.20
89	$51.75	$1.17	$1.04	$2.21
90	$50.58	$1.20	$1.01	$2.21
91	$49.38	$1.21	$0.99	$2.20
92	$48.17	$1.25	$0.96	$2.21
93	$46.92	$1.26	$0.94	$2.20
94	$45.66	$1.30	$0.91	$2.21
95	$44.36	$1.31	$0.89	$2.20
96	$43.05	$1.35	$0.86	$2.21
97	$41.70	$1.37	$0.83	$2.20
98	$40.33	$1.39	$0.81	$2.20
99	$38.94	$1.43	$0.78	$2.21
100	$37.51	$1.46	$0.75	$2.21
101	$36.05	$1.48	$0.72	$2.20
102	$34.57	$1.51	$0.69	$2.20
103	$33.06	$1.55	$0.66	$2.21
104	$31.51	$1.57	$0.63	$2.20
105	$29.94	$1.61	$0.60	$2.21
106	$28.33	$1.63	$0.57	$2.20
107	$26.70	$1.68	$0.53	$2.21
108	$25.02	$1.70	$0.50	$2.20

109	$23.32	$1.74	$0.47	$2.21
110	$21.58	$1.78	$0.43	$2.21
111	$19.80	$1.80	$0.40	$2.20
112	$18.00	$1.85	$0.36	$2.21
113	$16.15	$1.88	$0.32	$2.20
114	$14.27	$1.91	$0.29	$2.20
115	$12.36	$1.96	$0.25	$2.21
116	$10.40	$2.00	$0.21	$2.21
117	$8.40	$2.04	$0.17	$2.21
118	$6.36	$2.08	$0.13	$2.21
119	$4.28	$2.11	$0.09	$2.20
120	$2.17	$2.17	$0.04	$2.21
Total		$100.00	$164.65	$264.65

The Regular Record Date for installments of principal and interest payments on the Notes is the first day of the month preceding the related Credit Date; provided, however, that if a Credit Date falls on a day that is not a Business Day, the required installment payment of principal and interest will be made on the next Business Day as if made on the applicable Credit Date, and no interest will accrue on that payment for the period from and after the applicable Credit Date to the next Business Day.

Section 1.04 Limit on Amount of Series.

The Notes will be limited to $5,806,800 in aggregate principal amount.  Notes issued under Series UIC-01B shall be limited in aggregate principal amount to $1,680,000.  Notes issued under Series UIC-02B shall be limited in aggregate principal amount to $802,800.    Notes issued under Series UIC-04B shall be limited in aggregate principal amount to $400,000; and   Notes issued under Series UIC-12B shall be limited in aggregate principal amount to $2,000,000.

Section 1.05 Ranking.

The Notes are the obligations of the Company only.  The Notes are not guaranteed by any of the Company’s Subsidiaries or Affiliates, and will be structurally subordinated to all of the existing and future liabilities of the Company’s Subsidiaries.  The Notes are secured in the Collateral (as defined in Section 1.06 below) and will rank equally among themselves.

Section 1.06 Security Agreement; Events of Default.

The Company, the Trustee, U-Haul Leasing & Sales Co., a Nevada corporation (with respect to the Appliance dollies, Utility Dollies and Furniture Pads, as hereinafter defined); and Amerco Real Estate Company, a Nevada corporation (with respect to the Warrington Property, as hereinafter defined), both of such entities being indirect subsidiaries of the Company, will enter into a Pledge and Security Agreement, substantially in the form attached hereto as Exhibit A (the “Pledge and Security Agreement”), concurrently with the execution of this Supplemental Indenture.  The Trustee is hereby directed to execute the Pledge and Security Agreement and to perform its duties as specified therein.

In all cases subject to collateral substitutions as provided herein, the notes issued under Series UIC-01B are secured by a first-priority lien on a pool of U-Haul appliance dollies (the “Appliance Dollies”); the notes issued under Series UIC-02B are secured by a first priority lien on a pool of U-Haul utility dollies (the “Utility Dollies”); the notes issued under Series UIC-04B are secured by a first priority lien on a pool of U-Haul furniture pads (the “Furniture Pads”); and the notes issued under Series UIC-12B are secured by a first priority mortgage  lien on U-Haul operated real property and improvements thereon known as Warrington Equipment Manufacturing Co., located in Warrington Township, Bucks County, Pennsylvania (the “Warrington Property”, and together with the Appliance Dollies, the Utility Dollies and the Furniture Pads, the “Initial Collateral”)

For each $100 invested with us in the notes under Series UIC-01B, we will pledge to the trustee, for the benefit of the noteholders, one Appliance Dolly.  For each $45 invested with us in the notes under Series UIC-02B, we will pledge to the trustee, for the benefit of the noteholders, one Utility Dolly.   For each $3.31 invested with us in the notes under Series UIC-04B, we will pledge to the trustee, for the benefit of the noteholders, one Furniture Pad.  Once $100 has been invested with us in the notes under Series UIC-12B, we will pledge and mortgage to the trustee, for the benefit of the noteholders, the Warrington Property.

As new sub-series of the Notes are issued, or as additional Notes are issued under a given sub-series of the Notes, new schedules to the Pledge and Security Agreement will be added thereto and provided to the Trustee, to identify the specific Collateral being pledged under such sub-series of the Notes.  Pursuant to the Pledge and Security Agreement, the Collateral is being pledged by Pledgor to the Trustee, for the benefit of the Holders of the Notes.  Subject to certain conditions set forth therein, the Company has the right, in its sole discretion, to make Collateral substitutions.  The Pledge and Security Agreement describes, without limitation, the Company’s right to make Collateral substitutions and the release of the Trustee’s security interest in the Collateral.

With respect to the Notes, “Event of Default”, in addition to the meaning given in Section 501 of the Base Indenture, shall include (i) the Company’s or Pledgor’s default in the performance, or breach of any covenant or representation and warranty in the Pledge and Security Agreement, and continuance of such default or breach (without such default or breach having been waived in accordance of the provisions of this Indenture) for a period of 90 days after there has been given, by registered or certified mail, to the Company and the Pledgor by the Trustee if it has notice or actual knowledge of such event of default or to the Company, the Pledgor and the Trustee by the Holders of at least 51% in principal amount of the Outstanding Notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the Indenture, (ii) the repudiation or disaffirmation by the Company or the Pledgor of its material obligations under the Pledge and Security Agreement, and (iii) the determination in a judicial proceeding that the Pledge and Security Agreement is unenforceable or invalid against the Pledgor for any reason with respect to a material portion of the Collateral.

Section 1.07 Maturity Date.

The Notes will mature the specified number of years as indicated in Section 1.03 herein following such Note’s respective issue date.  The schedules to the Pledge and Security Agreement shall set forth the different respective maturity dates of the Notes.

Section 1.08 Further Issues.

Without the consent of Holders of not less than 51% of the principal amount of the outstanding Notes, the Company will not issue additional Notes secured by the Collateral.  However, the Company has the right, from time to time, without the consent of the Holders of the Notes, but in compliance with the terms of the Indenture, issue other Securities.

Section 1.09 Optional Redemption; Sinking Fund.

The Notes, including any sub-series thereof and any portion of any sub-series thereof, may be redeemed by the Company in its sole discretion at any time, in whole or in part, without any penalty, premium or fee, at a price equal to 100% of the principal amount then outstanding, plus accrued and unpaid interest, if any, through the date of redemption.  A partial redemption may be on a pro rata basis or on such other basis as is determined by the company in its sole discretion.  The Company will not be obligated to redeem fractions of Notes.   In the event of a redemption, the Company will cause notices of redemption to be emailed to the email address associated with each respective Holder’s U-Haul Investors Club account in accordance with the terms and conditions set forth in the Base Indenture.

The Notes are not subject to any sinking fund, and the Company is not obligated to repay any principal and interest due on the Notes before such payments become due.  For the avoidance of doubt, Articles XII and XIII contained in the Indenture will not be applicable to the Notes.

Section 1.10 Payment.

Principal and interest payments on the Notes, including without limitation the payment due on each date of Stated Maturity with respect to the Notes, will be credited to each Holder’s U-Haul Investors Club account, in U.S. dollars.  For the avoidance of doubt, Article XIV of the Indenture will not be applicable to the Notes.

Principal and interest payments on the Notes will be deposited by or on behalf of the Company into one or more segregated accounts maintained by Servicer (as defined in Section 1.16 below) (collectively, the “Investment Account”) with a third party financial institution.  Servicer, on behalf of the Company, will maintain sub-accounts under the Investment Account for each Holder, which are referred to as “U-Haul Investors Club accounts”.  The U-Haul Investors Club accounts are record-keeping sub-accounts under the Investment Account that are purely administrative and reflect balances and transactions concerning the funds of each Holder with respect to the Notes.  Funds in the Investment Account will always be maintained at an FDIC member financial institution.

Cash funds may remain in a Holder’s U-Haul Investors Club account indefinitely and will not earn interest.  Upon request by a Holder, made through the U-Haul Investors Club website and such Holder’s U-Haul Investors Club account, but subject to specified hold periods as disclosed in the Terms of Use, the Company will transfer, or will cause Servicer to transfer, funds in such Holder’s U-Haul Investors Club account to such Holder’s linked U.S. outside bank account, by a transfer through the ACH System, provided such funds are not already committed to the purchase of other Securities, or to offset any fees payable by such Holder, pursuant to the U-Haul Investors Club.

Section 1.11 Restrictions on Transfer.

The Notes are not transferable except between members of the U-Haul Investors Club through privately negotiated transactions, as to which neither the Company, the Servicer, the Trustee, nor any of their respective affiliates will have any involvement.  The Notes are not being listed on any securities exchange, and there is no anticipated public market for the Notes.

Upon a transfer of one or more Notes following a privately negotiated transaction with another member of the Company’s U-Haul Investors Club, the transferor the transferee and must notify the Company through the U-Haul Investors Club website.  Thereafter, the Company will recognize the transfer and re-register the applicable notes in the name of the transferee.

Section 1.12 Fees.

The Company will charge a transfer fee for a Note transfer permitted by Section 1.11 of this Supplemental Indenture equal to $25.00 per transaction, assessed to the transferor.  Such fee will be automatically deducted from the funds in such Holder’s U-Haul Investor Club account.

Section 1.13 Company and Trustee Notices.

Holders of the Notes agree to receive all documents, communications, notices, contracts, securities offering materials, account statements, agreements and tax documents, including IRS Form 1099s, arising from the U-Haul Investors Club, or required to be delivered by the Indenture or any Security Documents applicable to the Notes, and to submit all documents, statements, communications, records and notices due from the Holders to the Company, electronically through the U-Haul Investors Club website and the Holders’ U-Haul Investors Club accounts.  In addition, the Security Registrar agrees to deliver on behalf of the Trustee, and the Holders of the Notes agree to receive, electronically through the U-Haul Investors Club website and the Holders’ U-Haul Investors Club accounts, all reports of the Trustee required to be delivered to the Holders of the Notes pursuant to the Indenture (including, without limitation, Section 703 of the Base Indenture) or any Security Documents applicable to the Notes.

Section 1.14 Place of Payment.

Notwithstanding anything contained in the Indenture to the contrary, no Place of Payment for the Notes shall be maintained by the Company.  The Notes may only be presented or surrendered for payment, surrendered for registration of transfer or exchange, or surrendered in connection with an optional redemption by the Company described in Section 1.09 of this Supplemental Indenture, electronically through the Company’s U-Haul Investors Club website.

Section 1.15 Security Registrar and Paying Agent.

The Security Registrar and Paying Agent shall be the Company’s Affiliate, U-Haul International, Inc., a Nevada corporation, or its designee (in such capacity, “Servicer”).

Section 1.16 Non-Applicable Provisions.

The Notes will not (i) be convertible into and/or exchangeable for Common Stock or other securities or property, (ii) be issuable upon the exercise of warrants, or (iii) be guaranteed by any Person on the date of issuance.  The Company will not pay Additional Amounts on such Securities.

ARTICLE TWO

ORIGINAL ISSUE OF NOTES

Section 2.01 Original Issue of Notes.

The Notes may, upon execution of this Supplemental Indenture, be issued by the Company in the form provided in Section 1.02.

ARTICLE THREE

MISCELLANEOUS

Section 3.01 Arbitration.

In the event that the Company, on the one hand, and one or more of the Holders, or the Trustee on behalf of one or more of the Holders, on the other hand, are unable to resolve any dispute, claim or controversy between them (“Dispute”) related to the Indenture, the Notes or the U-Haul Investors Club, as applicable, such parties agree to submit the Dispute to binding arbitration in accordance with the following terms:

(a)       Any party in its reasonable discretion may give written notice to the other applicable parties that the Dispute be submitted to arbitration for final resolution.  Within fifteen (15) calendar days after receipt of such notice, the receiving parties shall submit a written response.  If the Dispute remains following the exchange of the written notice and response, the parties involved in the Dispute shall mutually select one arbitrator within fifteen (15) calendar days of receipt of the response and shall submit the matter to that arbitrator to be settled in accordance with this Section 3.01(a).  If these parties cannot mutually agree on a single arbitrator during such fifteen (15) day period, these parties shall no later than the expiration of that fifteen (15) day period jointly submit the matter to the American Arbitration Association (“AAA”) for expedited arbitration proceedings to be conducted at the AAA offices, or at another mutually agreeable location, in Phoenix, Arizona pursuant to the Association Commercial Arbitration Rules then in effect (the “Rules”).  The AAA will follow the Rules to select a single arbitrator within fifteen (15) calendar days from the date the matter is jointly submitted to the AAA.  The arbitrator (whether selected by the parties or by the AAA) shall hold a hearing within forty-five (45) calendar days following the date that the arbitrator is selected and shall provide a timeline for the parties to submit arguments and supporting materials with sufficient advance notice to enable the arbitrator to hold the hearing within that forty-five (45) day period.  The arbitrator shall issue a tentative ruling with findings of fact and law within fifteen (15) calendar days after the date of the hearing.  The arbitrator shall provide the parties an opportunity to comment on the tentative ruling within a timeframe established by the arbitrator, provided that the arbitrator shall render a final ruling within thirty (30) calendar days after the date of the hearing.  The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding to resolve a disputed claim, including, without limitations, the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity.

(b) The Company, Trustee and each of the Holders agree that judgment upon any award rendered by the arbitrator may be entered in the courts of the State of Arizona or in the United States District Courts located in Arizona.  Such court may enforce the provisions of this Section 3.01(b), and the party seeking enforcement shall be entitled to an award of all costs and fees, including reasonable attorneys’ fees, to be paid by the party against whom enforcement is ordered.  The parties involved in a Dispute may terminate any arbitration proceeding by mutually resolving any Dispute prior to the issuance of a final arbitration ruling pursuant to this Section 3.01.

(c) For the avoidance of doubt, where a dispute arises related to the Indenture, the Notes, the U-Haul Investors Club or the Security Documents applicable to the Notes between (i) the Trustee and the Company (other than with respect to when the Trustee is acting on behalf of one or more of the Holders), (ii) the Trustee and one or more of the Holders, or (iii) the Trustee and any third party, then in no event will the arbitration provisions set forth in this Section 3.01 apply to such dispute.

Section 3.02 Ratification of Indenture.

The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture will be deemed part of the Indenture in the manner and to the extent herein and therein provided; provided that the provisions of this Supplemental Indenture apply solely with respect to the Notes and not to any other Securities that may be issued pursuant to the U-Haul Investors Club.  To the extent there is a conflict between the Indenture and this Supplemental Indenture with respect to the Notes, the terms of this Supplemental Indenture will govern.

Section 3.03 Trustee Not Responsible for Recitals.

The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof.  The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture, the Pledge and Security Agreement or the Collateral (as defined in the Pledge and Security Agreement).

Section 3.04 Governing Law.

This Supplemental Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.

Section 3.05 Separability.

In case any one or more of the provisions contained in this Supplemental Indenture, the Notes will for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Supplemental Indenture or of the Notes, but this Supplemental Indenture and the Notes will be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 3.06 Counterparts.

This Supplemental Indenture may be executed in any number of counterparts each of which will be an original; but such counterparts will together constitute but one and the same instrument.  This Supplemental Indenture will be effective when one or more counterparts has been signed by the parties hereto and delivered (including by electronic transmission) to the other parties.

[Signature page to Twentieth Supplemental Indenture; Series UIC-01B, 02B, 04B and 12B]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, as of the day and year first above written.

AMERCO, as the Company

By:  _______________________________

Name:  Jason A. Berg

Title:  Principal Accounting Officer

U.S. BANK NATIONAL ASSOCIATION, as the Trustee

By:  _______________________________

Name:

Title:

EXHIBIT A
Series UIC-01B, 02B, 04B and 12B

PLEDGE AND SECURITY AGREEMENT

THIS PLEDGE AND SECURITY AGREEMENT (this “Agreement”) is entered into as of September 4, 2012, by and among AMERCO, a Nevada corporation (the “Company”), U-Haul Leasing & Sales Co., Amerco Real Estate Company, a Nevada corporation (collectively, “Pledgor”), and U.S. Bank National Association, a national banking association in its capacity as Trustee under the Indenture  (the “Trustee”).

RECITALS

A.           Pursuant to the terms of the U-Haul Investors Club Indenture, dated as of February 14, 2011, by and between the Company and the Trustee (the “Base Indenture”), and the Twentieth Supplemental Indenture relating to the Fixed Rate Secured Notes Series UIC-01B, 02B, 04B and 12B, dated as of the date hereof, by and between the Company and the Trustee (the “Supplemental Indenture”; the Base Indenture and the Supplemental Indenture collectively the “Indenture”), the Company is authorized to issue from time to time a series of its notes to be known as its “Fixed Rate Secured Notes Series UIC-01B, 02B, 04B and 12B” (collectively the “Notes”), such Notes to be issued in sub-series over a period of time and from time to time, as determined by the Company.  Capitalized terms not defined in this Agreement shall have the meanings given to them in the Indenture.

B.           Under the Indenture, a condition of issuance of the Notes is that the Company’s obligations under the Notes be secured by a first priority lien, equally and ratably, on specified assets owned by the applicable Pledgor (the “Collateral”).  The Collateral is described in Exhibit A hereto, as such Exhibit A shall be supplemented from time to time as provided herein.

C.           The applicable Pledgor is willing to grant the Trustee, for the benefit of the holders of the Notes (the “Holders”), such first priority lien on such Collateral or portion thereof, on the terms and conditions set forth herein.

NOW, THEREFORE, BE IT AGREED THAT:

1. Definitions and Terms.

(a) Definitions.  For purposes of this Agreement, the following terms shall have the following definitions:

“Appliance Dolly” means a pool of U-Haul appliance dollies, as identified by serial number.

“Collateral” means (i) that portion of the property of the applicable Pledgor described in Exhibit A, as amended or supplemented from time in accordance with the terms hereof, which relates to the particular sub-series of the Notes in question, and (ii) all Proceeds of such property.

“Company” shall include both of the named Company and any other Person at any time assuming or otherwise becoming primarily liable for all or any part of the

Obligations under the Financing Documents, including the trustee and the debtor-in-possession in any bankruptcy or similar proceeding involving the named Company.

“Financing Documents” means this Agreement, the Indenture, the Notes and all other documents entered into by the Company or the Pledgor with respect to the Obligations.

“Furniture Pad” means a pool of U-Haul furniture pads stamped “2012” .

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Lien” means any mortgage, deed of trust, deed to secure debt, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Obligations” means (i) all principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the Notes and the Indenture and all other obligations, liabilities and indebtedness of every kind, nature and description owing by the Company under the Notes and the Indenture, in each case whether now or hereafter existing, direct or indirect, absolute or contingent, due or not due, primary or secondary, liquidated or unliquidated, renewed or restructured, whether or not from time to time decreased or extinguished and later increased, including all such obligations which would become due but for the operation of the (A) automatic stay under Section 362(a) of the Bankruptcy Code, (B) Section 502(b) of the Bankruptcy Code, or (C) Section 506(b) of the Bankruptcy Code, including interest accruing under the Notes and the Indenture after the commencement of an Insolvency Proceeding, whether or not allowed or allowable as a claim in such Insolvency  Proceeding, and (ii) all other obligations, liabilities and indebtedness of every kind, nature and description owing by the Pledgor hereunder, in each case whether now or hereafter existing, direct or indirect, absolute or contingent, due or not due, primary or secondary, liquidated or unliquidated, renewed or restructured, whether or not from time to time decreased or extinguished and later increased, including all such obligations which would become due but for the operation of the (A) automatic stay under Section 362(a) of the Bankruptcy Code, (B) Section 502(b) of the Bankruptcy Code, or (C) Section 506(b) of the Bankruptcy Code, including interest accruing hereunder after the commencement of an Insolvency Proceeding, whether or not allowed or allowable as a claim in such Insolvency  Proceeding.

“Permitted Liens” means:

(a) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which the Pledgor maintains adequate reserves in accordance with GAAP; and

(b) Materialmen’s, mechanic’s, repairmen’s or other like Liens arising in the ordinary course of business and which are not delinquent for more than 45 days or are being contested in good faith by appropriate proceedings.

“Proceeds” has the meaning specified in Section 9-102(a) of the UCC.

“Required Holders” means the Holders of not less than a majority in principal amount of the Notes.

“UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result of such law to be applied in connection with perfection of security interests.

“Utility Dolly” means a pool of U-Haul utility dollies identified as “UIC-02B” and including the specified applicable subseries number.

“Warrington Property” means that certain U-Haul operated real property and improvements thereon known as Warrington Equipment Manufacturing Co., located in Warrington Township, Bucks County, Pennsylvania, known as U-Haul location number 163000, with a street address of 2051 Bunnell Rd., Warrington Township, Pennsylvania.

Other Terms.  All other capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Grant of Security Interest.  As an inducement for the Holders to purchase the Notes, and to secure the complete and timely payment, performance and discharge in full, as the case may be, of all the Obligations with respect to any given sub-series of the Notes, the Pledgor hereby unconditionally and irrevocably pledges and grants to the Trustee, for the benefit of each Holder of each individual sub-series of the Notes that may be issued from time to time, and to the Trustee, a continuing security interest in and to, and a Lien against that portion of the Collateral identified in the applicable schedule hereto with respect to the applicable sub-series of the Notes for which such Holder is an investor.  The obligations of the Company with respect to each sub-series of the Notes will be initially secured by a first-priority lien, equally and ratably, on a specified pool of assets owned by Pledgor and identified on the applicable portion of Exhibit A hereto.  As new sub-series of the Notes are issued, or as additional Notes are issued under any given sub-series of the Notes, new schedules hereto will be added, to identify the specific Units of Collateral being pledged under such sub-series or further issuance of the Notes.  The Units of Collateral securing one sub-series of the Notes or securing an additional issuance of the Notes under a given sub-series, shall not serve as Collateral for other sub-series of the Notes or other issuances of Notes under the same sub-series. Notwithstanding any other term or provision herein, for each $100 invested in the notes under Series UIC-01B, the applicable Pledgor will pledge to the trustee, for the benefit of the noteholders, one Appliance Dolly.  For each $45 invested in the notes under Series UIC-02B, the applicable Pledgor will pledge to the trustee, for the benefit of the noteholders, one Utility Dolly.   For each $3.31 invested in the notes under Series UIC-4B, the applicable Pledgor will pledge to the trustee, for the benefit of the noteholders, one Furniture Pad.  Once $100 has been invested with us in the notes under Series UIC-14B, the applicable Pledgor will pledge and mortgage to the trustee, for the benefit of the noteholders, the Warrington Property.

Notwithstanding any provision hereof or any of the other Financing Documents, none of the Company, the Pledgor or the Trustee has any obligation to maintain and keep the Collateral in good condition, repair and working order or to replace lost, stolen, damaged or destroyed Collateral or Collateral taken through condemnation or deed in lieu of condemnation.  There shall be no obligation to repay the Notes with proceeds from any condemnation or deed in lieu of condemnation.

3. No Recourse to Pledgor.  The Pledgor’s grant of the Lien against the Collateral is a guaranty of prompt and punctual payment of the Obligations, whether at stated maturity, by acceleration or otherwise, and is not merely a guaranty of collection.  The Pledgor has and shall have no personal liability or obligation with respect to payment of the Obligations, which are payable solely by the Company.

4. Perfection of Security Interest.  Each Pledgor hereby authorizes the Company to file or cause the filing, from time to time, of financing statements and any other collateral documents as may be necessary or appropriate, without notice to the Pledgor, with all appropriate jurisdictions to perfect or protect the Trustee’s interest or rights hereunder.  Each Pledgor shall take all actions reasonably requested by the Company to perfect and to give notice of the Trustee’s Lien against the Collateral.  To the extent perfection of the Trustee’s interest or rights hereunder requires the modification of one or more certificates of title, if any, representing the Collateral, upon the request from time to time by the Trustee, the Pledgor shall provide the Trustee with a list of all such certificates of title issued in electronic form by the relevant governmental department, as well as any applications for such certificates of title submitted with the relevant governmental department and such other information as the Pledgor has in its possession related to such certificates of title.

5. Release of Security Interest; Substitution of Collateral.  The Trustee’s Lien against any equipment or property constituting Collateral shall be automatically released upon (i) the sale or other disposition of such equipment or property to a buyer in the ordinary course of business, in accordance with Section 9-320 of the UCC, or (ii) a casualty loss of such equipment or property, provided that the Trustee’s Lien attaches to the Proceeds, if any, of such disposition or loss.  In addition, the Company shall have the right from time to time, so long as no Event of Default exists, to have the Trustee’s Lien against any equipment, property or Proceeds constituting Collateral released by the Trustee; provided that the Company causes one or more of the Pledgor, and/or any other third parties or Affiliates of the Company (each, an “Additional Pledgor”) to pledge, in replacement of such Collateral, other equipment or property with a value, as determined by the Company in its reasonable discretion, that is not less than the value of such Collateral at the time of substitution; and provided further that if an Additional Pledgor pledges any such equipment or property in replacement thereof, then the Company, such Additional Pledgor and the Trustee shall promptly enter into separate pledge and security agreement in substantially the form of this Agreement, granting the Trustee, for the benefit of the Holders, a first priority lien, equitably and ratably, in such equipment or property, on such terms and conditions set forth therein (each, a “New Pledge and Security Agreement”).  The Company shall exercise such right by delivering to the Trustee an officers’ certificate in the form attached hereto as Exhibit B (the “Officers’ Certificate”), which shall provide the Trustee with notice of the equipment, property or Proceeds constituting Collateral for which the Trustee’s Lien is requested to be released, and shall describe the equipment or property that is requested to replace such Collateral, and which shall certify that the Company has determined, in accordance with this Section 5, that the value of such equipment or property is not less than the value of the Collateral to be released from the Trustee’s Lien at the time of substitution.  The Trustee, within five (5) days of receipt of the Company’s Officer’s Certificate, shall provide the Company and the Pledgor with a written notice acknowledging the release and substitution of equipment or property as Collateral under this Agreement and/or as collateral under a New Pledge and Security Agreement, as applicable.  The Company shall amend Exhibit A to reflect each release of any such equipment or property as Collateral hereunder and each addition of equipment as Collateral hereunder pledged by the Pledgor, as applicable.  The Pledgor shall take all actions reasonably requested by the Trustee to evidence and to give effect to the addition of equipment or property as Collateral hereunder, as applicable.  The Company shall not be required to obtain any appraisal of equipment or property to be released from the Trustee’s Lien or to be added as Collateral hereunder and/or as collateral under a New Pledge and Security Agreement, in connection with the Company’s determination of the value of substitute equipment or property in accordance with this Section 5, and neither the Company nor the Pledgor shall have any liability to the Trustee or the Holders if the value of such substitute equipment or property is subsequently determined to be less than the value of the Collateral released from the Trustee’s Lien in accordance with this Section 5.  The Company’s determination as to the value of substitute equipment or property as Collateral in accordance with this Section 5 shall be final and binding on the Trustee and the Holders, and the Trustee shall have no responsibility or liability to the Holders or any other person with respect thereto.

In addition, the Trustee’s Lien against any equipment or property constituting Collateral shall be released upon the repayment in full of all Obligations and the delivery by the Company to the Trustee of an officer’s certificate substantially in the form of Exhibit C hereto.

6. Termination of Security Interest.  In addition to the provisions of Section 5 above, if this Agreement is terminated, the Trustee’s Lien in the Collateral with respect to any given sub-series of the Notes shall continue until the Obligations under such sub-series of the Notes are repaid in full.  Upon the crediting in full of the Obligations to each Holder’s U-Haul Investors Club account with respect to any given sub-series or any additional issuance of the Notes under any given sub-series, and the termination of such sub-series or additional issuance of the Notes and payment to the Trustee of all amounts due and owing to it, the Trustee shall, at the Pledgor’s sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to the Pledgor.

7. The Trustee’s Rights.  The Pledgor authorizes the Trustee, without giving notice to the Pledgor or obtaining the Pledgor’s consent and without affecting the Pledgor’s liability for the Obligations to the extent described herein, from time to time, to:

(a) compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Obligations; grant other indulgences to the Company in respect thereof; or modify in any manner any documents (other than this Agreement) relating to the Obligations, in each case (other than with respect to decisions not to enforce and to grant indulgences) in accordance with Financing Documents;

(b) declare all Obligations due and payable upon the occurrence of an Event of Default;

(c) take and hold security for the performance of the Obligations and exchange, enforce, waive and release any such security;

(d) apply and reapply such security and direct the order or manner of sale thereof as the Trustee, in its sole discretion, may determine;

(e) release, surrender or exchange any deposits or other property securing the Obligations or on which the Trustee at any time may have a Lien; release, substitute or add any one or more endorsers or guarantors of the Obligations; or compromise, settle, renew, extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any such endorser or the Pledgor or other Person who is now or may hereafter be liable on any Obligations or release, surrender or exchange any deposits or other property of any such Person; and

(f) apply payments received by the Trustee from the Company, if any, to any Obligations, in such order as the Trustee shall determine, in its sole discretion.

8. The Pledgor’s Waivers.

(a) The Pledgor waives:

(i) any defense based upon any legal disability or other defense of the Company, or by reason of the cessation or limitation of the Company’s liability from any cause (other than full payment of all Obligations), including failure of consideration, breach of warranty, statute of frauds, statute of limitations, accord and satisfaction, and usury;

(ii) any defense based upon any legal disability or other defense of any other Person;

(iii) any defense based upon any lack of authority of the officers, directors or agents acting or purporting to act on behalf of the Company or any defect in the formation of the Company;

(iv) any defense based upon the application by the Company of the proceeds of the Notes for purposes other than the purposes represented by the Company to the Trustee or the Holders;

(v) any defense based on the Pledgor’s rights, under statute or otherwise, to require the Trustee to sue the Company or otherwise to exhaust its rights and remedies against the Company or any other Person or against any other collateral before seeking to enforce this Agreement;

(vi) any defense based on the Trustee’s failure at any time to require strict performance by the Company of any provision of the Financing Documents or by the Pledgor of this Agreement.  The Pledgor agrees that no such failure shall waive, alter or diminish any right of the Trustee thereafter to demand strict compliance and performance therewith.  Nothing contained herein shall prevent the Trustee from foreclosing on the Lien of any other security agreement, or exercising any rights available to the Trustee thereunder, and the exercise of any such rights shall not constitute a legal or equitable discharge of the Pledgor;

(vii) any defense arising from any act or omission of the Trustee which changes the scope of the Pledgor’s risks hereunder;

(viii) any defense based upon the Trustee’s election of any remedy against the Pledgor or the Company or both; any defense based on the order in which the Trustee enforces its remedies;

(ix) any defense based on (A) the Trustee’s surrender, release, exchange, substitution, dealing with or taking any additional collateral, (B) the Trustee’s abstaining from taking advantage of or realizing upon any Lien or other guaranty, and (C) any impairment of collateral securing the Obligations, including, but not limited to, the Company’s failure to perfect, or maintain the perfection or priority of, a Lien in such collateral;

(x) any defense based upon the Trustee’s failure to disclose to the Pledgor any information concerning the Company’s financial condition or any other circumstances bearing on the Company’s ability to pay the Obligations;

(xi) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal;

(xii) any defense based upon the Trustee’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code or any successor statute;

(xiii) any defense based upon any borrowing or any grant of a Lien under Section 364 of the Bankruptcy Code;

(xiv) any defense based on the Trustee’s failure to be diligent or to act in a commercially reasonable manner, or to satisfy any other standard imposed on a secured party, in exercising rights with respect to collateral securing the Obligations;

(xv) notice of acceptance hereof; notice of the existence, creation or acquisition of any Obligation; notice of any Event of Default; notice of the amount of the Obligations outstanding from time to time; notice of any other fact which might increase the Pledgor’s risk; diligence; presentment; demand of payment; protest; filing of claims with a court in the event of the Company’s Insolvency Proceeding and all other notices and demands to which the Pledgor might otherwise be entitled (and agrees the same shall not have to be made on the Company as a condition precedent to the Pledgor’s obligations hereunder);

(xvi) any defense based on the Trustee’s failure to seek relief from stay or adequate protection in the Company’s Insolvency Proceeding or any other act or omission by the Trustee which impairs Pledgor’s prospective subrogation rights;

(xvii) any defense based on legal prohibition of the Trustee’s acceleration of the maturity of the Obligations during the occurrence of an Event of Default or any other legal prohibition on enforcement of any other right or remedy of the Trustee with respect to the Obligations and the security therefor; and

(xviii) the benefit of any statute of limitations affecting the Pledgor’s liability hereunder or the enforcement hereof.

(b) The Pledgor agrees that the payment of all sums payable under the Financing Documents or any part thereof or other act which tolls any statute of limitations applicable to the Financing Documents shall similarly operate to toll the statute of limitations applicable to Pledgor’s liability hereunder.

9. Subrogation.  The Pledgor shall not exercise any rights which it may acquire by reason of any payment of the Obligations made hereunder through enforcement of the Lien against any of the Collateral, whether by way of subrogation, reimbursement or otherwise, until (i) the prior payment, in full and in cash, of all Obligations and (ii) the termination of the Notes.

10. The Pledgor’s Representations and Warranties.  The Pledgor represents and warrants to the Trustee that:

(a) Each Pledgor’s name as of the date hereof as it appears in official filings in the state of its incorporation is: (i) U-Haul Leasing & Sales Co., and its organizational identification number issued by its state of incorporation is C120-1968;  and (ii) Amerco Real Estate Company.

(b) the Pledgor’s execution, delivery and performance of this Agreement (i) do not contravene any law or any contractual restriction binding on or affecting the Pledgor or by which the Pledgor’s assets may be affected; and (ii) do not require any authorization or approval or other action by, or any notice to or filing with, any other Person except such as have been obtained or made;

(c) there are no conditions precedent to the effectiveness of this Agreement, and this Agreement shall be in full force and effect and binding on the Pledgor as of the date hereof, regardless of whether the Trustee or the Holders obtain collateral or any guaranties from other Persons or takes any other action contemplated by the Pledgor;

(d) this Agreement constitutes the legal, valid and binding obligation of the Pledgor, enforceable in accordance with its terms, except as the enforceability thereof may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally and by general principles of equity; and

(e) the Pledgor has established adequate means of obtaining from sources other than the Trustee, on a continuing basis, financial and other information pertaining to the Company’s financial condition and the status of Company’s performance of obligations imposed by the Financing Documents, and the Pledgor agrees to keep adequately informed from such means of any facts, events or circumstances which might in any way affect the Pledgor’s risks hereunder and neither the Trustee nor any of the Holders has made any representation or warranty to the Pledgor as to any such matters.

11. The Pledgor’s and Company’s Covenants.  The Pledgor covenants with the Trustee that:

(a) The Pledgor shall not change its name or jurisdiction of organization without giving thirty (30) days’ prior written notice to the Trustee; and

(b) The Collateral will not become subject to any Lien other than Permitted Liens and the Trustee’s Lien.

(c) During the continuance of an Event of Default, the proceeds payable under any liability policy, to the extent that they relate to the Collateral, shall be payable to the Trustee on account of the Obligations.  The foregoing notwithstanding, so long as no Event of Default has occurred and is continuing, the Pledgor shall have the option, but not the obligation, of applying such proceeds toward the replacement or repair of destroyed or damaged Collateral; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral, as determined by the Company in its reasonable judgment in accordance with Section 5, and (ii) shall be deemed Collateral in which the Trustee has been granted a first priority Lien.

(d) The Pledgor shall notify the Trustee and the Company in writing promptly, but in no event more than two business days after the occurrence of an event which constitutes a breach of its obligations or duties under this Agreement.

(e)           The Company covenants with the Trustee that it will notify the Trustee and the Pledgor in writing promptly of an event which constitutes an Event of Default.

12. The Trustee’s and Holders’ Rights, Duties and Liabilities.

(a) Each Holder, by acceptance of its Note, appoints the Trustee to act as its agent under this Agreement.  Each Holder hereby irrevocably authorizes the Trustee to take such action on its behalf under the provisions of this Agreement and the other documents relating to the Collateral (together with this Agreement, the “Security Documents”) and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Trustee by the terms hereof and thereof and such other powers as are reasonably incidental thereto and the Trustee shall hold all Collateral, charges and collections received pursuant to this Agreement, for the ratable benefit of the Holders.  The Trustee may perform any of its duties hereunder by or through its agents or employees or a co-trustee.  As to any matters not expressly provided for by this Agreement the Trustee shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Holders, and such instructions shall be binding; provided, however, that the Trustee shall not be required to take any action which in the Trustee’s reasonable discretion exposes it to liability or which is contrary to this Agreement, the Indenture or the other Security Documents or applicable law unless the Trustee is furnished with an indemnification by the Holders acceptable to the Trustee in its sole discretion with respect thereto and the Trustee shall not be responsible for any misconduct or negligence on the part of any of the agents appointed with due care by the Trustee.  The Trustee shall have no duties or responsibilities except those expressly set forth in this Agreement.  The Trustee shall not be under any obligation to any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the other Security Documents.  The Trustee shall not have by reason of this Agreement a fiduciary relationship in respect of any Holder; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Trustee any obligations in respect of this Agreement except as expressly set forth herein.

(b) The Pledgor assumes all responsibility and liability arising from or relating to the use, sale, license or other disposition of the Collateral.  The Obligations shall not be affected by any failure to take any steps to perfect the Trustee’s Liens or to collect or realize upon the Collateral, nor shall loss of or damage to the Collateral release the Company from any of the Obligations or the Pledgor from its obligations hereunder.

(c) The Pledgor shall remain liable under each of its contracts and each of its licenses relating to the Collateral.  Neither the Trustee nor any Holder shall have any obligation or liability under any such contract or license by reason of or arising out of this Agreement.  Neither the Trustee nor any Holder shall be required or obligated in any manner to perform or fulfill any of the Pledgor’s obligations under or pursuant to any such contract or license or to enforce any of the Pledgor’s rights under or pursuant to any contract or license.

(d) In no event shall the Trustee or any Holder be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(e) In acting hereunder, the Trustee shall be entitled to all of the rights, protections, privileges and immunities afforded to the Trustee under the Indenture, and all such rights, protections, privileges and immunities are incorporated by reference herein and shall inure to the benefit of the trustee herein.

(f) No provision of this Agreement shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or any exercise of any rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not reasonably assured to it and none of the provisions contained in this Agreement shall require the Trustee to perform or be responsible for the performance of any of the obligations of the Company or the Pledgor.

(g) The Trustee shall not be deemed to have notice of any matter including without limitation any default or Event of Default or any breach by the Pledgor or the Company unless one of its Responsible Officers has actual knowledge thereof or written notice thereof is received by the trustee and such notice references this Agreement or the Indenture.

(h) For the avoidance of doubt, notwithstanding anything herein or in the Indenture to the contrary, the Trustee shall only be liable to the extent of obligations specifically imposed upon and undertaken by the trustee as pledgee hereunder and the Trustee shall only be liable to the extent of its gross negligence or willful misconduct in connection with its duties hereunder.

13. Remedies and Rights During Event of Default.

(a) In addition to all other rights and remedies granted to it under this Agreement, the Indenture, and under any other instrument or agreement securing, evidencing or relating to any of the Obligations, during the continuance of any Event of Default, the Trustee may exercise all rights and remedies of a secured party under the UCC.  Without limiting the generality of the foregoing, the Pledgor expressly agrees that in any such event the Trustee or any agent acting on behalf of the Trustee, without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon the Pledgor or any other Person (all and each of which demands, advertisements and notices are hereby expressly waived to the maximum extent permitted by the UCC and other applicable law), may forthwith enter upon the premises of the Pledgor where any Collateral is located through self-help, without judicial process, without first obtaining a final judgment or giving the Pledgor or any other Person notice and opportunity for a hearing on the Trustee’s claim or action and may collect, receive, assemble, process, appropriate and realize upon the Collateral, or any part thereof, and may forthwith sell, lease, license, assign, give an option or options to purchase, or sell or otherwise dispose of and deliver the Collateral (or contract to do so), or any part thereof, in one or more parcels at a public or private sale or sales, at any exchange at such prices as it may deem acceptable, for cash or on credit or for future delivery without assumption of any credit risk.  The Trustee or any Holder shall have the right but not the obligation upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, to purchase for the benefit of the Trustee and Holders, the whole or any part of the Collateral so sold, free of any right or equity of redemption, which equity of redemption the Pledgor hereby releases.  Such sales may be adjourned and continued from time to time with or without notice.  The Trustee shall have the right to conduct such sales on the Pledgor’s premises or elsewhere and shall have the right to use the Pledgor’s premises without charge for such time or times as the Trustee reasonably deems necessary or advisable.

(b) The Pledgor further agrees, at the Trustee’s request, to provide such information as may be needed to enable the Trustee to assemble the Collateral and, to the extent required by the UCC, to make it available to the Trustee at a place or places designated by the Trustee which are reasonably convenient to the Trustee and the Pledgor, whether at the Pledgor’s premises or elsewhere.  Until the Trustee is able to effect a sale, lease, or other disposition of Collateral, the Trustee shall have the right to hold or use Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving the Collateral or its value or for any other purpose deemed appropriate by the Trustee.  The Trustee shall have no obligation to the Pledgor to maintain or preserve the rights of the Pledgor as against third parties with respect to Collateral while Collateral is in the Trustee’s possession.  The Trustee may, if it so elects, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of the Trustee’s remedies (for the benefit of the Trustee and the Holders), with respect to such appointment without prior notice or hearing as to such appointment.  The Trustee shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale to the Obligations as provided herein and in the Indenture, and only after so paying over such net proceeds, and after the payment by the Trustee of any other amount required by any provision of law, need the Trustee account for the surplus, if any, to the Pledgor.  To the maximum extent permitted by applicable law, the Pledgor waives all claims, damages, and demands against the Trustee or any Holder arising out of the repossession, retention or sale of the Collateral except such as determined by a court of competent jurisdiction in a final nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of the Trustee or such Holder.  The Pledgor agrees that ten (10) days’ prior written notice by the Trustee of the time and place of any public sale or of the time after which a private sale may take place is reasonable notification of such matters.  The Company shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all Obligations, including any reasonable attorneys’ fees or other out-of-pocket expenses actually incurred by the Trustee or any Holder to collect such deficiency.

(c) Except as otherwise specifically provided herein, the Pledgor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Agreement or any Collateral.

(d) To the extent that applicable law imposes duties on the Trustee to exercise remedies in a commercially reasonable manner, the Pledgor acknowledges and agrees that it is not commercially unreasonable for the Trustee (i) to fail to incur expenses reasonably deemed significant by the Trustee to prepare Collateral for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to remove Liens on or any adverse claims against Collateral, (iv) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (v) to contact other Persons, whether or not in the same business as the Pledgor, for expressions of interest in acquiring all or any portion of such Collateral, (vi) to hire one or more professional auctioneers to assist in the disposition of Collateral, (vii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (viii) to dispose of Collateral  in wholesale rather than retail markets, (ix) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (x) to purchase insurance to insure the Trustee against risks of loss, collection or disposition of Collateral or to provide to the Trustee a guaranteed return from the disposition of Collateral, or (xi) to the extent deemed appropriate by the Trustee, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Trustee in the collection or disposition of any of the Collateral.  The Pledgor acknowledges that the purpose of this Section 13(d) is to provide non-exhaustive indications of what actions or omissions by the Trustee would not be commercially unreasonable in the Trustee’s exercise of remedies against the Collateral and that other actions or omissions by the Trustee shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 13(d).  Without limitation upon the foregoing, nothing contained in this Section 13(d) shall be construed to grant any rights to the Pledgor or to impose any duties on the Trustee that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section 13(d).

(e)Notwithstanding any provision to the contrary contained in this Agreement, the Trustee shall not be required to obtain title to any Collateral that constitutes real property as a result of or in lieu of foreclosure or otherwise acquire possession of, or take any other action with respect to, any such Collateral if, as a result of any such action, the Trustee for itself or on behalf of the Holders would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of such Collateral within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, or any comparable law, unless the Trustee has previously determined based on its reasonable judgment and a report prepared by an independent Person who regularly conducts environmental audits using customary industry standards, that:

(i)such Collateral is in compliance with applicable environmental laws or, if not, that it would be in the best economic interest of the Holders to take such actions as are necessary to bring the Collateral into compliance therewith; and

(ii)there are no circumstances present at such Collateral relating to the use, management or disposal of any hazardous substances, hazardous materials, hazardous wastes, or petroleum-based materials for which  investigation, testing, monitoring, containment, clean-up or remediation could be required under any federal, state or local law or regulation, or that if any such materials are present for which such action could be required, that it would be in the best economic interest of the Holders to take such actions with respect to the affected Collateral.

The cost of the environmental audit report contemplated by this Section shall be advanced by the Company.

During the continuance of an Event of Default, if the Trustee determines that it is in the best economic interest of the Holders to take such actions as are necessary to bring any such Collateral into compliance with applicable environmental laws, or to take such action with respect to the containment, clean-up or remediation of hazardous substances, hazardous materials, hazardous wastes, or petroleum-based materials affecting any such Collateral, then the Trustee shall take such action as it deems to be in the best economic interest of the Holders.  The cost of any such compliance, containment, cleanup or remediation shall be advanced by the Company.

14. Power of Attorney.  The Pledgor hereby irrevocably appoints the Trustee as its lawful attorney-in-fact, exercisable during the continuance of an Event of Default, to: (a) make, settle, and adjust all claims under the Pledgor’s insurance policies with respect to the Collateral, if any; (b) pay, contest or settle any Lien or adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (c) transfer the Collateral into the name of the Trustee or a third party as the UCC permits.  The Pledgor hereby appoints the Company as its lawful attorney-in-fact to sign the Pledgor’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full, in cash, and the Notes have terminated.  The Company’s foregoing appointment as the Pledgor’s attorney in fact, and all of the Company’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been satisfied in full, in cash and the Notes have terminated.

15. Cost and Expenses; Indemnification.

(a) The Company agrees to pay to the Trustee, for its benefit, on demand, (i) all fees, costs and expenses that the Trustee pays or incurs as provided in that fee letter dated January 26, 2011 between the Company and the Trustee; and (ii) sums paid or incurred to pay any amount or take any action required of the Pledgor under this Agreement that the Pledgor fails to pay or take; and (iii) costs and expenses of preserving and protecting the Collateral or taking any other action contemplated or required by this Agreement or the other Security Documents.  The foregoing shall not be construed to limit any other directly contrary provisions of this Agreement regarding costs and expenses to be paid by the Pledgor or the Company.

(b) The Company will save, indemnify and keep the Trustee, and the Trustee’s officers, employees, directors and agents, and the Holders harmless from and against all expense (including reasonable attorneys’ fees and expenses), loss, claim, liability or damage arising out of their actions or inaction hereunder or in connection with the Collateral, the Indenture or any Security Document, except to the extent such expense, loss, claim, liability or damage is determined by a court of competent jurisdiction in a final nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Trustee or the Holders as finally determined by a court of competent jurisdiction.  This Section 15(b) shall be expressly construed to include, but not be limited to, such indemnities, compensation, expenses, disbursements, advances, losses, liabilities, damages and the like, as may pertain or relate to any environmental law or environmental matter.

The benefits of this Section 15 shall survive the termination of this Agreement or the removal or resignation of the Trustee.

16. Limitation on the Trustee’s and the Holders’ Duties with Respect to the Collateral.

(a) Neither the Trustee nor any Holder shall have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Trustee or such Holder.

(b) The Trustee shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral.  The Trustee shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any agent or bailee selected by the Trustee in good faith.

(c) The Trustee shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Pledgor to the

Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral.

(d) The Pledgor bears all risk of loss for damage or destruction of the Collateral.

17. No Waiver; Remedies Cumulative.  The Trustee’s failure, at any time or times, to require strict performance by the Pledgor of any provision of this Agreement or any other Financing Document shall not waive, affect, or diminish any right of the Trustee thereafter to demand strict performance and compliance herewith or therewith.  No waiver hereunder shall be effective unless signed by the Trustee and then is only effective for the specific instance and purpose for which it is given.  The Trustee’s rights and remedies under this Agreement and the other Financing Documents are cumulative.  The Trustee has all rights and remedies provided under the UCC, by law, or in equity.  The Trustee’s exercise of one right or remedy is not an election, and the Trustee’s waiver of any Event of Default is not a continuing waiver.  The Trustee’s delay in exercising any remedy is not a waiver, election, or acquiescence.

18. Marshaling of Assets.  The Trustee shall be under no obligation to marshal any assets in favor of Pledgor, the Company or any other Person liable for the Obligations or against or in payment of any Obligations.

19. Independent Obligations.  This Agreement is independent of the Company’s obligations under the Financing Documents.  The Trustee may bring a separate action to enforce the provisions hereof against the Pledgor without taking action against the Company or any other Person or joining the Company or any other Person as a party to such action.

20.  Term; Revival.

(a) This Agreement is irrevocable by the Pledgor.  It shall terminate only upon the full satisfaction of the Obligations and termination of the Notes.  If, notwithstanding the foregoing, the Pledgor shall have any nonwaivable right under applicable law or otherwise to terminate or revoke this Agreement, the Pledgor agrees that such termination or revocation shall not be effective until the Trustee receives written notice of such termination or revocation.  Such notice shall not affect the Trustee’s right and power to enforce rights arising prior to receipt thereof.

(b) The Pledgor’s pledge hereunder of the Collateral shall be reinstated and revived, and the Trustee’s rights shall continue, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made.  If any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

21. Notices.  Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other party, or whenever any of the parties desire to give and serve upon the other party any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and, in the case of the Company and the Trustee, shall be given in the manner, and deemed received, as provided for in the Indenture and in the case of the Pledgor shall be mailed, first-class postage prepaid, to the Pledgor’s Treasurer at the address of its principal office specified below its signature block herein or at any other address previously furnished in writing to the Trustee by the Pledgor.

22. Miscellaneous.

(a)           Arbitration.  In the event that the Company or the Pledgor, on the one hand, and one or more of the Holders, or the Trustee as pledgee on behalf of one or more of the Holders, on the other hand, are unable to resolve any dispute, claim or controversy between them (“Dispute”) related to this Agreement, such parties agree to submit the Dispute to binding arbitration in accordance with the following terms:

(i) Any party in its reasonable discretion may give written notice to the other applicable parties that the Dispute be submitted to arbitration for final resolution.  Within fifteen (15) calendar days after receipt of such notice, the receiving parties shall submit a written response.  If the Dispute remains following the exchange of the written notice and response, the parties involved in the Dispute shall mutually select one arbitrator within fifteen (15) calendar days of receipt of the response and shall submit the matter to that arbitrator to be settled in accordance with this Section 22(a).  If these parties cannot mutually agree on a single arbitrator during such fifteen (15) day period, these parties shall no later than the expiration of that fifteen (15) day period jointly submit the matter to the American Arbitration Association (“AAA”) for expedited arbitration proceedings to be conducted at the AAA offices, or at another mutually agreeable location, in Phoenix, Arizona pursuant to the Association Commercial Arbitration Rules then in effect (the “Rules”).  The AAA will follow the Rules to select a single arbitrator within fifteen (15) calendar days from the date the matter is jointly submitted to the AAA.  The arbitrator (whether selected by the parties or by the AAA) shall hold a hearing within forty-five (45) calendar days following the date that the arbitrator is selected and shall provide a timeline for the parties to submit arguments and supporting materials with sufficient advance notice to enable the arbitrator to hold the hearing within that forty-five (45) day period.  The arbitrator shall issue a tentative ruling with findings of fact and law within fifteen (15) calendar days after the date of the hearing.  The arbitrator shall provide the parties an opportunity to comment on the tentative ruling within a timeframe established by the arbitrator, provided that the arbitrator shall render a final ruling within thirty (30) calendar days after the date of the hearing.  The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding to resolve a disputed claim, including, without limitations, the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity.

(ii) The Company, the Pledgor, Trustee and each of the Holders agree that judgment upon any award rendered by the arbitrator may be entered in the courts of the State of Arizona or in the United States District Courts located in Arizona.  Such court may enforce the provisions of this Section 22(a)(ii), and the party seeking enforcement shall be entitled to an award of all costs and fees, including reasonable attorneys’ fees, to be paid by the party against whom enforcement is ordered.  The parties involved in a Dispute may terminate any arbitration proceeding by mutually resolving any Dispute prior to the issuance of a final arbitration ruling pursuant to this Section 22(a).

(iii) For the avoidance of doubt, where a dispute arises related to this Pledge and Security Agreement between (x) the Trustee and the Company or the Pledgor, (y) the Trustee and one or more of the Holders, or (z) the Trustee and any third party, then in no event will the arbitration provisions set forth in this Section 22  apply to such dispute.

(b) No Waiver; Cumulative Remedies.  Neither the Trustee nor any Holder shall by any act, delay or omission or otherwise be deemed to have waived any of its rights or remedies hereunder, and no waiver shall be valid unless in writing, signed by the Trustee and then only to the extent therein set forth.  A waiver by the Trustee of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Trustee would otherwise have had on any future occasion.  No failure to exercise nor any delay in exercising on the part of the Trustee or any Holder, any right, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or future exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies hereunder provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights and remedies provided by law.

(c) Limitation by Law.  All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Agreement invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law.

(d) Headings.  All headings appearing in this Agreement are for convenience only and shall be disregarded in construing this Agreement.

(e) Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in said State.

(f) Waiver of Jury Trial.  EACH OF THE PLEDGOR, THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(g) Successor Person Substituted for the Pledgor.  Upon any consolidation by the Pledgor with or merger of the Pledgor into any other Person or any sale, assignment, transfer, lease or conveyance of all or substantially all of the properties and assets of the Pledgor to any Person in accordance with Section 801 of the Base Indenture, the successor Person formed by such consolidation or into which the Pledgor is merged or to which such sale, assignment, transfer, lease or other conveyance is made shall succeed to, and be substituted for, and may exercise every right and power of, the Pledgor under this Agreement with the same effect as if such successor Person had been named as the Pledgor herein; and thereafter the predecessor Person shall be released from all obligations and covenants under this Agreement.

(h) Assignment; Binding Effect.  Except as provided in Section 22(g), the Pledgor may not assign this Agreement without the Trustee’s prior written consent.  This Agreement shall be binding upon the Pledgor, its successors, permitted transferees and permitted assigns, and shall inure to the benefit of the Trustee and its successors, transferees and assigns under the Indenture.

(i) Entire Agreement; Modifications.  This Agreement is intended by the Pledgor, the Company and the Trustee to be the final, complete, and exclusive expression of the agreement among them with respect to the subject matter hereof.  This Agreement supersedes all prior and contemporaneous oral and written agreements relating to such subject matter.  No modification, rescission, waiver, release, or amendment of any provision of this Agreement shall be made, except by a written agreement signed by the Pledgor, the Company and the Trustee; provided, however, that the Trustee may not enter into any such written agreement except with the written consent of the Required Holders, by Act of such Holders delivered to the Company, the Pledgor and the Trustee (such restriction shall not apply to the Trustee’s right to amend Exhibit A in accordance with Section 5.

(j) Severability.  If any provision of this Agreement shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that portion shall be deemed severed from this Agreement and the remaining parts shall remain in full force as though the invalid, illegal or unenforceable portion had never been part of this Agreement.

(k) Incorporation by Reference.  All of the rights, protections, immunities and privileges granted to the Trustee under the Indenture are incorporated by reference herein and shall inure to the benefit of the Trustee herein.

(l) Counterparts.  This Agreement may be authenticated in any number of separate counterparts, each of which shall collectively and separately constitute one and the same agreement.  This Agreement may be authenticated by manual signature, facsimile or, if approved in writing by the Trustee, electronic means, all of which shall be equally valid.

[Signature Pages Follow]

[Signature page to Pledge and Security Agreement, Series UIC-01B, 02B, 04B and 12B]

IN WITNESS WHEREOF, this Agreement has been duly executed by the undersigned as of the date first written above.

AMERCO, as the Company

By:  _________________________________________
Jason A. Berg, Principal Accounting Officer

U-Haul Leasing & Sales Co., as Pledgor
Amerco Real Estate Company, as Pledgor

By:  ____________________________________
Jennifer M. Settles, Secretary

Address for Notices:
c/o U-Haul international, Inc.
2727 N. Central Avenue
Phoenix, AZ  85004
Attn:  Legal Department

U.S. BANK NATIONAL ASSOCIATION, as the Trustee

By:  ____________________________________
Name:  __________________________________
Title:  ___________________________________

EXHIBIT A TO PLEDGE AND SECURITY AGREEMENT SERIES UIC-01B, 02B, 04B and 12B

COLLATERAL

EXHIBIT B

FORM OFFICERS’ CERTIFICATE – COLLATERAL SUBSTITUTION

The undersigned, _________________________, _________________________ of AMERCO, a Nevada corporation (the “Company”), hereby certifies to U. S. Bank National Association, as trustee under the U-Haul Investors Club Base Indenture dated as of February 14, 2011 (the “Base Indenture”), as follows:

1.           Pursuant to Section 5 of the Pledge Agreement dated as of ___________________ (“Pledge Agreement”), the equipment, property or Proceeds constituting Collateral under the _______ Supplemental Indenture dated as of _________________ to the Base Indenture (the “_______ Supplement”) and identified on Exhibit A hereto (“Initial Collateral”) is to be released from the Lien created pursuant to  the Pledge Agreement, such release to be effective as of _________________ (such date, the “Date of Substitution”).

2.           The equipment, property or other asset identified on Exhibit B hereto (“Replacement Collateral”) shall replace such Initial Collateral, pursuant to Section 5 of the Pledge Agreement.

3.           The Company has determined, in accordance with Section 5 of the Pledge Agreement, that the value of such Replacement Collateral is not less than the value of the Initial Collateral as of the Date of Substitution.

4.           I have read the conditions set forth in the Pledge Agreement and the _________ Supplement relating to the substitution of Collateral, and all conditions thereto have  been satisfied. In my opinion, I have made such examination and investigation as is necessary to enable me to express an informed opinion with respect thereto.

IN WITNESS WHEREOF, the undersigned executes this Officer’s Certificate as of ____________________________.

                                                                AMERCO, a Nevada corporation

By: _____________________________________

Its: _____________________________________

EXHIBIT C

FORM OF OFFICER’S CERTIFICATE - LIEN RELEASE UPON REPAYMENT IN FULL

The undersigned, _________________________, _________________________ of AMERCO, a Nevada corporation (the “Company”), hereby certifies to U. S. Bank National Association, as trustee under the U-Haul Investors Club Base Indenture dated as of February 14, 2011 (the “Base Indenture”), as follows:

1.           All conditions precedent set forth in the Base Indenture and in the _______ Supplemental Indenture thereto dated ____________________ (the “Indenture Supplement”)  to the release of the Trustee’s Lien  on the Collateral securing the obligations under the Indenture Supplement have been satisfied.

2.           To the extent the Collateral includes box trucks or trailers evidenced by certificates of title, such Collateral is identified by VIN on the attachment hereto and the certificates of title with respect to such Collateral shall be sent by you to the following address: _______________________________________.

We acknowledge that the Trustee is not responsible for determining whether the conditions to the release of Liens on the Collateral have been satisfied.

IN WITNESS WHEREOF, the undersigned executes this Officer’s Certificate as of _____________________________.

                                                                AMERCO, a Nevada corporation

By: _____________________________________

Its: _____________________________________